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                                                                     EXHIBIT 8.2

                                 [Letterhead of]

                             CRAVATH, SWAINE & MOORE
                                [New York Office]




                                                                   March 4, 1999


                          Agreement and Plan of Merger
                                  By and Among
                         Eagle Hardware & Garden, Inc.,
                           Mariner Merger Corporation
                           and Lowe's Companies, Inc.,
                          Dated as of November 22, 1998

Dear Sirs:

        We have acted as counsel for Eagle Hardware & Garden, Inc., a Washington corporation ("Eagle"), in connection with the proposed merger (the "Merger") of Mariner Merger Corporation, a Washington corporation ("Merger Corporation") that is a wholly owned subsidiary of Lowe's Companies, Inc., a North Carolina corporation ("Lowe's") with and into Eagle pursuant to an Agreement and Plan of Merger, by and among Eagle, Merger Corporation and Lowe's, dated as of November 22, 1998 (the "Merger Agreement").

        In that connection, you have requested our opinion regarding certain U.S. Federal income tax consequences of the Merger. In providing our opinion, we have examined the Merger Agreement, the registration statement on Form S-4 (the "Registration Statement"), which includes the Joint Proxy Statement and Prospectus of Eagle and Lowe's (the "Proxy Statement/Prospectus"), filed with the Securities and Exchange Commission (the "SEC") on February 18, 1999 and amended on March 4, 1999, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Merger will be consummated in accordance with the provisions of the Merger Agreement and the Registration Statement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct, (iii) the representations made by Eagle and Lowe's, in their respective letters delivered to us for purposes of this opinion (the "Representation Letters") are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time (as defined in the Merger Agreement), (iv) any representations made in the Representation Letters "to the best knowledge of" or similarly qualified are correct without such qualification and (v) the combined amount of cash paid in lieu of fractional shares and with respect to the exercise of dissenters' rights will

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represent payment for less than 20% of the Eagle common stock outstanding immediately before the Merger. If any of the above described assumptions are untrue for any reason or if the Merger is consummated in a manner that is different from the manner in which it is described in the Merger Agreement or the Proxy Statement/Prospectus, our opinions as expressed below may be adversely affected and may not be relied upon.

        Based upon the foregoing, for U.S. Federal income tax purposes, we are of opinion that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) Eagle, Merger Corporation and Lowe's will each be a party to such reorganization within the meaning of Section 368(b) of the Code. We also confirm that the material Federal income tax consequences of the Merger to Eagle shareholders set forth in the Proxy Statement/Prospectus, in the second paragraph under the heading "The Merger--Material Federal Income Tax Consequences", represent our opinion, subject to the limitations set forth therein.

        Our opinions are based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinions as set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. Finally, our opinions are limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger.

               We consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement and to the references to this opinion therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the SEC promulgated thereunder. This opinion is being provided for the benefit of Eagle so that Eagle may comply with its obligations under the Federal securities laws. The filing of this opinion as an exhibit to the Registration Statement and the references to such opinion and our Firm therein are not intended to create liability under applicable state law to any person other than Eagle, our client.

                                              Sincerely,

                                              /s/ Cravath, Swaine & Moore


Eagle Hardware & Garden, Inc.
    981 Powell Avenue SW
        Renton, WA  98055